Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedule

December 31, 2013 and 2012

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Note:	Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of RAI 401k Savings Plan:

We have audited the accompanying statements of net assets available for benefits of RAI 401k Savings Plan (the Plan) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP
Greensboro, North Carolina
June 19, 2014

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2013 and 2012

	2013	2012
Assets:
Investments, at fair value:
Cash and cash equivalents	$11,107,473	$11,173,309
Reynolds Stock Fund	198,145,952	157,289,653
Equity (common and preferred stock)	24,723,566	18,730,974
Mutual funds	532,500,082	471,607,298
Common/collective trust funds	468,138,066	476,355,647
Investment contracts with insurance companies	380,197,082	368,794,837
Other	23,748	26,666

Total investments	1,614,835,969	1,503,978,384

Receivables:
Employer contributions	394,380	—
Due from broker for securities sold	1,179,340	1,125,948
Interest and dividends	2,385,249	2,229,511
Notes receivable from participants	13,388,971	13,426,882

Total receivables	17,347,940	16,782,341

Total assets	1,632,183,909	1,520,760,725

Liabilities:
Accrued administrative expenses	385,838	570,856
Due to broker for securities purchased	6,107,584	4,036,289
Payable for securities purchased on a forward-commitment basis	1,736,729	5,725,234

Total liabilities	8,230,151	10,332,379

Net assets available for benefits before adjustment for fully benefit-responsive investment contracts	1,623,953,758	1,510,428,346
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,615,772	(3,843,628)

Net assets available for benefits	$1,625,569,530	$1,506,584,718

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2013 and 2012

	2013	2012
Additions:
Investment income:
Net appreciation in fair value of investments	$179,192,694	$88,570,182
Interest and dividends	35,766,851	27,685,335

Total investment income	214,959,545	116,255,517

Interest income on notes receivable from participants	575,499	707,793
Contributions:
Employer contributions	33,941,005	32,764,717
Participant contributions	35,842,417	34,952,678
Participant rollover contributions	878,822	517,587

Total contributions	70,662,244	68,234,982

Total additions	286,197,288	185,198,292

Deductions:
Benefits paid to participants	166,245,617	214,115,110
Administrative expenses	966,859	1,635,208

Total deductions	167,212,476	215,750,318

Net increase(decrease) in net assets available for benefits	118,984,812	(30,552,026)
Net assets available for benefits at beginning of year	1,506,584,718	1,537,136,744

Net assets available for benefits at end of year	$1,625,569,530	$1,506,584,718

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

(1)	Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, and participating subsidiaries: RAI Services Company, RAI International, Inc., R.J. Reynolds Tobacco Company, Reynolds Innovations Inc., Reynolds Finance Company, R.J. Reynolds Global Products, Inc., R.J. Reynolds Vapor Company, Niconovum USA, Inc., Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, and American Snuff Company, LLC, referred to as ASC. All eligible employees become participants unless they elect not to participate. RAI is the Plan Sponsor. The RAI Employee Benefits Committee controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as Fidelity Operations or Recordkeeper, serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity or Trustee, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Participant Contributions

Each year, participants may make pre-tax and/or Roth 401(k) contributions to the Plan of up to 50% of their compensation, as defined in the Plan document. The first 6% of such pre-tax and/or Roth contributions, referred to as match-eligible contributions, are eligible for employer matching contributions as set forth below. In addition, participants may make after-tax contributions to the Plan of up to 50% of their compensation, either in lieu of or in combination with pre-tax and/or Roth contributions, provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions is a minimum of 1% and a maximum of 50% of compensation and shall not exceed the participant’s after-tax compensation. Prior to a Plan amendment, which was effective July 1, 2012, the maximum participant contribution was 75% of compensation.

Employer Contributions

With respect to RAI Employees, as defined in the Plan document, the appropriate participating companies make matching contributions of 50% of a participant’s match-eligible contributions with respect to participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of a participant’s match-eligible contributions with respect to participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the appropriate participating companies make retirement enhancement contributions to accounts of eligible RAI Employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006.

With respect to ASC Employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC Employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

With respect to Santa Fe Employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe Employees equal to 3% of each such participant’s eligible compensation.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions and actual earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company and its participating subsidiaries or upon the occurrence of certain events as defined in the Plan document. Vesting in employer contributions and earnings thereon made to accounts of Santa Fe Employees prior to July 1, 2012 occurs upon the earlier of the occurrence of certain events as defined in the Plan document or according to the following schedule:

Years of service	Vested percentage
Less than 1	0%
1	10%
2	100%

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments or in fractional increments in any of 23 investment fund options, or in a self-directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)	Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan. Partial lump sum distributions are also available after termination of service.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. For the years ended December 31, 2013 and 2012, employer contributions were reduced by $344,000 and $489,000, respectively, by forfeited nonvested accounts. At December 31, 2013 and 2012, forfeited nonvested accounts totaled $41,751 and $24,158, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications were made to conform the prior year’s financial statements to the current presentation.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 4 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. The Plan has entered into a pooled separate account and various fully benefit-responsive investment contracts with investment and insurance companies, which maintain the contributions in general accounts. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

The contracts are included in the financial statements at contract value after adjustments from fair value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was 0.87% and 1.01% for the years ended December 31, 2013 and 2012, respectively. The contract rates ranged from 0.18% to 2.07% and 0.27% to 1.35% at December 31, 2013 and 2012, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents, including complete or partial Plan termination or merger with another plan; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events, e.g., divestitures or spin-offs of a subsidiary, which cause a significant withdrawal from the Plan or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The guaranteed investment contract does not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

The following tables present the Plan’s investment contracts with insurance companies as of December 31, 2013 and 2012:

	Major credit ratings	Investments at fair value	Adjustment to contract value	Investments at contract value
December 31, 2013:
Synthetic guaranteed investment contracts:
Prudential Ins. Co. of America	A1/AA-	$89,673,675	$788,670	$90,462,345
ING Life Ins. and Annuity Co.	A3/A-	107,695,911	200,600	107,896,511
Prudential Ins. Co. of America	A1/AA-	90,988,047	800,230	91,788,277
American General Life Ins. Co.	A2/A+	61,012,989	(59,805)	60,953,184

		349,370,622	1,729,695	351,100,317

Guaranteed investment contracts:
Metropolitan Life Ins. Co.	Aa3/AA-	10,316,281	(51,221)	10,265,060
Metropolitan Life Ins. Co.	Aa3/AA-	6,076,418	—	6,076,418
New York Life Ins. Co.	Aaa/AA+	3,064,710	(40,009)	3,024,701

		19,457,409	(91,230)	19,366,179
Pooled separate account:
BNP Income Plus Fund		11,369,051	(22,693)	11,346,358

Total investment contracts with insurance companies		$380,197,082	$1,615,772	$381,812,854

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

	Major credit ratings	Investments at fair value	Adjustment to contract value	Investments at contract value
December 31, 2012:
Synthetic guaranteed investment contracts:
Prudential Ins. Co. of America	A2/AA-	$90,783,398	$(982,916)	$89,800,482
ING Life Ins. and Annuity Co.	A3/A-	107,561,891	(1,120,517)	106,441,374
Prudential Ins. Co. of America	A2/AA-	90,874,818	(983,905)	89,890,913
Natixis Financial Products Inc.	A2/A	46,178,578	(635,533)	45,543,045

		335,398,685	(3,722,871)	331,675,814

Guaranteed investment contracts:
Metropolitan Life Ins. Co.	Aa3/AA-	10,192,399	(39,026)	10,153,373
Metropolitan Life Ins. Co.	Aa3/AA-	6,074,228	2,131	6,076,359
New York Life Ins. Co.	Aaa/AA+	3,114,476	(83,862)	3,030,614

		19,381,103	(120,757)	19,260,346
Pooled separate account:
BNP Income Plus Fund		14,015,049	—	14,015,049

Total investment contracts with insurance companies		$368,794,837	$(3,843,628)	$364,951,209

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

(e)	Payment of Benefits

Benefits are recorded when paid.

(f)	Securities Purchased on a Forward-Commitment Basis

Delivery and payment for securities that have been purchased by the portfolios underlying the security-backed contracts of the Interest Income Fund on a when-issued or other forward-commitment basis can take place a month or more after the transaction date. During this period, these securities do not earn interest, are subject to market fluctuation, and may increase or decrease in value prior to their delivery. The purchase of securities on a when-issued or other forward-commitment basis may increase the volatility of the portfolios underlying the security-backed contracts if such purchases are made while remaining substantially fully invested.

(3)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2013 and 2012. Except for the Interest Income Fund, which is shown at contract value, all the funds are shown at fair value.

	2013	2012
Reynolds Stock Fund (3,897,293 and 3,741,042 shares, respectively)	$198,145,952	$157,289,653
Vanguard Total Stock (5,570,573 and 5,907,946 shares, respectively)	235,746,654	190,708,487
Interest Income Fund (4,513,220 and 5,033,109 units, respectively) (Fair value of $453,768,108* and $507,506,615* as of December 31, 2013 and 2012, respectively)	455,383,880	503,662,910
Intech Large Capital Growth (30,421,529 and 31,207,866 shares, respectively)	82,899,986	63,212,354

* The fair value of the Interest Income Fund is presented net of the receivable and payable. The receivable represents the pending trades for securities sold of $796,358 and $726,234 as of December 31, 2013 and 2012, respectively. The payable represents the securities purchased on a forward-commitment basis of $1,736,729 and $5,725,234 as of December 31, 2013 and 2012, respectively.

The Interest Income Fund is an investment option for participants that is a stable value fund comprised of guaranteed investment contracts, synthetic guaranteed investment contracts, a pooled separate account with an insurance company and cash and cash equivalents, which are separately disclosed on the statement of net assets available for benefits. The Reynolds Stock Fund consists primarily of shares of Reynolds American Inc. Common Stock. See Note 4 for additional discussion regarding the Reynolds Stock Fund and the detail of the investments in the Reynolds Stock Fund.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

The Plan’s investments, including gains and losses on investments bought and sold, as well as held during the year appreciated (depreciated) in value as follows:

	Year ended December 31
	2013	2012
Reynolds Stock Fund	$31,125,518	$(501,259)
Equity (common and preferred stock)	4,550,863	2,258,407
Mutual funds	82,816,429	45,481,987
Investment contracts with insurance companies	3,982,120	2,497,759
Common/collective trust funds	56,717,399	38,813,838
Other	365	19,450

Net appreciation in fair value of investments	$179,192,694	$88,570,182

(4)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1	–	Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	–	Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	–	Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2013 and 2012:

	Assets at fair value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Mutual funds:
Foreign equities	$66,000,738	$—	$—	$66,000,738
Diversified domestic equities	235,746,654	—	—	235,746,654
Intermediate-term bonds	59,065,447	—	—	59,065,447
Inflation indexed bonds	9,141,970	—	—	9,141,970
Large-cap value	60,440,640	—	—	60,440,640
Small-cap value	48,062,756	—	—	48,062,756
Mid-cap growth	43,089,226	—	—	43,089,226
Other	10,952,651	—	—	10,952,651

Total mutual funds	532,500,082	—	—	532,500,082

Money market funds	10,696,039	—	—	10,696,039
Equities:
U.S. domestically traded equities	24,723,566	—	—	24,723,566

Total equities	24,723,566	—	—	24,723,566

Certificates of deposit	411,434	—	—	411,434
Common/collective trust funds:
Foreign equities	—	11,671,800	—	11,671,800
Large-cap growth	—	82,899,986	—	82,899,986
Short-term investment fund	—	74,511,397	—	74,511,397
Target date funds	—	299,054,883	—	299,054,883

Total common/collective trust funds	—	468,138,066	—	468,138,066

Reynolds Stock Fund:
RAI Common Stock	194,825,877	—	—	194,825,877
Fidelity money market fund	3,320,075	—	—	3,320,075

Total Reynolds Stock Fund	198,145,952	—	—	198,145,952

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

	Assets at fair value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Synthetic investment contracts:
Fixed income fund	$—	$89,673,675	$—	$89,673,675
Corporate securities	—	45,776,856	—	45,776,856
Government related securities	—	39,651,622	—	39,651,622
Other asset backed securities	—	61,107,292	—	61,107,292
Commercial mortgage-backed securities	—	22,811,159	—	22,811,159
Residential mortgage-backed securities	—	57,900,255	—	57,900,255
Short-term investment fund	—	32,449,763	—	32,449,763
Wrapper contracts	—	—	—	—

Total synthetic investment contracts	—	349,370,622	—	349,370,622
Pooled separate account	—	11,369,051	—	11,369,051
Guaranteed investment contracts	—	19,457,409	—	19,457,409
Other	—	23,748	—	23,748

Total investments at fair value	$766,477,073	$848,358,896	$—	$1,614,835,969

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

	Assets at fair value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Mutual funds:
Foreign equities	$52,450,148	$—	$—	$52,450,148
Diversified domestic equities	190,708,487	—	—	190,708,487
Intermediate-term bonds	80,713,285	—	—	80,713,285
Inflation indexed bonds	27,294,624	—	—	27,294,624
Large-cap value	42,391,455	—	—	42,391,455
Small-cap value	32,739,468	—	—	32,739,468
Mid-cap growth	36,883,357	—	—	36,883,357
Other	8,426,474	—	—	8,426,474

Total mutual funds	471,607,298	—	—	471,607,298

Money market funds	10,765,312	—	—	10,765,312
Equities:
U.S. domestically traded equities	18,730,974	—	—	18,730,974

Total equities	18,730,974	—	—	18,730,974

Certificates of deposit	407,997	—	—	407,997
Common/collective trust funds:
Foreign equities	—	9,375,707	—	9,375,707
Large-cap growth	—	63,212,354	—	63,212,354
Short-term investment funds	—	143,710,778	—	143,710,778
Target date funds	—	260,056,808	—	260,056,808

Total common/collective trust funds	—	476,355,647	—	476,355,647

Reynolds Stock Fund(a):
RAI Common Stock	154,991,691	—	—	154,991,691
Fidelity money market fund	2,297,962	—	—	2,297,962

Total Reynolds Stock Fund	157,289,653	—	—	157,289,653

Synthetic investment contracts:
Agency bonds	—	42,321,028	—	42,321,028
Corporate asset-backed bonds	—	62,298,777	—	62,298,777
Mortgage-backed bonds	—	83,338,513	—	83,338,513
Municipal bonds	—	6,289,075	—	6,289,075
Short-term investment funds	—	141,151,292	—	141,151,292
Wrapper contracts	—	—	—	—

Total synthetic investment contracts	—	335,398,685	—	335,398,685
Pooled separate account	—	14,015,049	—	14,015,049
Guaranteed investment contracts	—	19,381,103	—	19,381,103
Other	—	26,666	—	26,666

Total investments at fair value	$658,801,234	$845,177,150	$—	$1,503,978,384

(a)	In preparing the 2013 financial statements, management determined the Reynolds Stock Fund consists of shares of Reynolds American Inc. common stock that are valued at the current market price per share and a money market fund for liquidity purposes. The amount was previously disclosed as Level 2 and has been corrected to disclose as Level 1.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

Following is a description of the valuation methodologies used for assets measured at fair value:

Money market funds, certificates of deposit, equities and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Common/collective trust funds – These funds are valued using the net asset value, referred to as NAV, as a practical expedient, provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV.

Reynolds Stock Fund – The fair value of the Reynolds Stock Fund is based on the combined year end closing price of Reynolds American Inc. common stock and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The Reynolds Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Pooled separate account – Valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The net asset value of the unit class held in the pooled separate account is determined on a daily basis. Units can be issued and redeemed on any business day at that day’s unit value. The class of units held in the pooled separate account maintains a constant NAV.

Synthetic investment contracts – Synthetic investment contracts consists of a fixed income common/collective trust fund, a short-term investment common/collective trust fund and individual fixed income securities whose value is guaranteed by wrapper contracts issued by high quality financial institutions. The common/collective trusts are valued using the net asset value (assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding). The net asset value is a quoted price in a market that is not active. The individual fixed income securities are valued at the closing price reported on the active market on which the securities are traded. The wrapper contracts are valued based on the difference between the current wrapper fee and a re-bid provided by the financial institution that issued the contract, utilizing the current market discount rate, both of which are observable inputs.

Guaranteed investment contracts – Guaranteed investment contracts are valued at fair value utilizing the present value of future cash flows and the current market discount rate, both of which are observable inputs.

For the years ended December 31, 2013 and 2012, there were no transfers of assets into or out of Level 1 and Level 2 of the fair value hierarchy described above.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

(5)	Related Party Transactions

Certain investments, within the Fidelity Brokeragelink and Fidelity Retirement Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party-in-interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2013 and 2012 were $563,906 and $788,793, respectively.

The Reynolds Stock Fund (Fund) is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. Fund dividends for the years ended December 31, 2013 and 2012 were $9,279,612 and $8,955,552, respectively. The Fund held 3,897,293 shares at $49.99 per share as of December 31, 2013 and 3,741,042 shares at $41.43 per share as of December 31, 2012.

(6)	Income Tax Status

The Plan obtained its latest determination letter dated December 16, 2013, in which the Internal Revenue Service stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

(7)	Plan Termination

Although it has not expressed any intent to do so, the RAI Employee Benefits Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participating employees in amounts equal to their respective interests in such assets.

(8)	Contingency

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the RJR 401(k) plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the RJR 401(k) plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the 1999 Amendment) that eliminated the NGH and Nabisco funds from the RJR 401(k) plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The remaining defendants, RJR and RJR Tobacco, filed their answer and affirmative defenses in June 2007. The plaintiff filed a motion for class certification, which the court granted in September 2008. The district court ordered mediation, but no resolution of the case was reached. In September 2008, each of the plaintiffs and the defendants filed motions for summary judgment, and in January 2009, the defendants filed a motion to decertify the class. A second mediation occurred in June 2009, but again no resolution of the case was reached. The district court overruled the motions for summary judgment and the motion to decertify the class.

A nonjury trial was held in January and February 2010. During closing arguments, the plaintiff argued for the first time that certain facts arising at trial showed that the 1999 Amendment was not validly adopted, and then moved to amend his complaint to conform to this evidence at trial. On June 1, 2011, the court granted the plaintiff’s motion to amend his complaint and found that the 1999 Amendment was invalid.

The parties filed their findings of fact and conclusions of law on February 4, 2011. On February 25, 2013, the district court dismissed the case with prejudice. On March 8, 2013, the plaintiffs filed a notice of appeal. Oral argument occurred on March 18, 2014. A decision is pending.

(Continued)

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2013 and 2012

(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2013	2012
Net assets available for benefits per the financial statements	$1,625,569,530	$1,506,584,718
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,615,772)	3,843,628

Net assets available for benefits per the Form 5500	$1,623,953,758	$1,510,428,346

The following is a reconciliation of investment income per the financial statements for the year ended December 31, 2013 and 2012 to the Form 5500:

	2013	2012
Total investment income per the financial statements	$214,959,545	$116,255,517
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,615,772)	3,843,628
Prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(3,843,628)	(2,322,436)

Total investment income per the Form 5500	$209,500,145	$117,776,709

(10)	Subsequent Event

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2013

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* Reynolds Stock Fund — RAI Common Stock			3,897,293	$194,825,877
Mutual funds:
Vanguard Total Stock Fund			5,570,573	235,746,654
Dodge and Cox International Stock			667,729	28,739,070
Vanguard Total International Stock IS			332,664	37,261,667
PIMCO Total Return Fund			5,061,857	54,111,248
Invesco Growth & Income R5			2,234,404	60,440,640
TCM Small Mid Cap Growth			2,656,549	43,089,226
PIMCO Real Return Inst			833,361	9,141,970
WM Blair Small CP Val I			2,670,153	48,062,756
Vanguard Total BD Market Inst			469,148	4,954,199
* Brokeragelink External Fund			8,195,225	8,195,225
* Brokeragelink Unit			1,120,375	1,120,375
* Brokeragelink Fidelity Fund			1,637,052	1,637,052

Total mutual funds				532,500,082

Cash management accounts:
Money market fund:
* Brokeragelink Money Market Fund			10,660,763	10,660,763
* Reynolds Stock Fund — Fidelity Money Market Fund			3,320,075	3,320,075
* Fidelity Retirement Money Market Fund			35,276	35,276

Total money market funds				14,016,114
* Brokeragelink Certificate of Deposit			411,434	411,434

Total cash management accounts				14,427,548

Common and preferred stock:
* Brokeragelink Common and Preferred Stock			24,723,566	24,723,566
Common/collective investment trusts:
BTC Lifepath Index Retire			2,087,493	27,866,783
BTC Lifepath Index 2015			2,278,091	29,217,431
BTC Lifepath Index 2020			4,320,214	55,571,349
BTC Lifepath Index 2025			4,303,770	55,468,273
BTC Lifepath Index 2030			2,976,678	38,250,312
BTC Lifepath Index 2035			2,061,068	26,397,958
BTC Lifepath Index 2040			1,843,544	23,525,279
BTC Lifepath Index 2045			1,773,984	22,540,955
BTC Lifepath Index 2050			1,362,812	17,506,825
BTC Lifepath Index 2055			176,261	2,709,718
Capital Guardian International Fund			202,319	11,671,800
Intech Large Capital Growth			30,421,529	82,899,986
Wells Fargo Short-term Investment Fund S (Interest Income Fund)			74,511,397	74,511,397

Total common/collective investment trusts				468,138,066

Pooled separate account (Interest Income Fund):
Income plus fund, 1.02%
BNP Income Plus Fund	open-ended		11,346,358	11,369,051
Synthetic guaranteed investment contracts (Interest Income Fund):
Prudential Insurance Company of America, 1.45% Wells Fargo Fixed Income Fund M			8,226,263	89,673,675
ING Life Insurance and Annuity Company, Contract #60384, 1.10%
Prudential Insurance Company of America, Contract #GA-63102, 1.30%
American General Life Ins. Co., Contract #1635559, 1.29%
AT&T Inc	2/15/2017		800,000	798,880
Access Group Inc	2/25/2036		1,081,484	1,077,559
Rio Tinto Alcan Inc	6/1/2015		500,000	528,360
Ally Auto Receivables Trust	3/15/2017		1,800,000	1,800,954
American Express Credit Acct Mstr Tr	10/15/2015		1,175,000	1,174,542
American Express Credit Corp	6/12/2015		400,000	405,340
American Honda Finance Corp	10/7/2016		370,000	371,513
AmeriCredit Auto Receivables Trust	10/10/2017		1,375,000	1,372,580
Anheuser-Busch Cos LLC	1/15/2015		300,000	313,755
Arizona School Facilities Board	7/1/2017		735,000	719,734

(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2013

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
BB&T Corp	3/22/2017		600,000	$606,630
BP Capital Markets PLC	5/10/2018		800,000	776,440
Banc of America Commercial Mortgage Trust 2006-2	5/10/2045		1,112,175	1,118,370
Bank of America NA	11/14/2016		700,000	700,798
Bank of America Corp	8/1/2016		500,000	564,545
Bank of Montreal	1/30/2017		1,500,000	1,537,770
Bank of Nova Scotia	7/15/2016		790,000	798,690
Bank of Nova Scotia	3/22/2017		725,000	738,601
Barclays Bank PLC	5/10/2017		200,000	206,100
Baxter International Inc	3/1/2014		1,400,000	1,407,686
Bear Stearns Commercial Mortgage Securities Trust 2006-PWR12	9/11/2038		1,000,000	1,093,100
Berkshire Hathaway Finance Corp	5/15/2017		600,000	605,784
CNH Equipment Trust 2012-D	4/16/2018		1,200,000	1,200,960
COMM 2012-CCRE4 Mortgage Trust	10/15/2045		962,256	954,375
CNH Equipment Trust 2013-B	10/17/2016		800,000	799,848
Caisse Centrale Desjardins	3/6/2017		1,600,000	1,620,000
Capital Auto Receivables Asset Trust	7/20/2016		1,800,000	1,799,676
Capital Auto Receivables Asset Trust	2/21/2017		1,000,000	998,860
CarMax Auto Owner Trust 2012-3	7/17/2017		1,100,000	1,099,307
Caterpillar Financial Services Corp	8/1/2016		380,000	390,085
Caterpillar Financial Services Corp	11/6/2017		300,000	295,701
Caterpillar Financial Services Corp	11/25/2016		60,000	59,652
Chevron Corp	6/24/2016		330,000	330,782
Citigroup Inc	5/19/2015		1,200,000	1,262,700
COMM 2013-LC6 A1	1/10/2046		1,018,562	1,009,680
Commonwealth Bank of Australia/New York NY	3/16/2015		1,500,000	1,525,065
Commonwealth Edison Co	4/15/2015		700,000	735,203
State of Connecticut	10/15/2016		230,000	229,384
Cooperatieve Centrale Rabobank Nederland	10/13/2015		1,200,000	1,230,936
Cooper US Inc	1/15/2016		500,000	513,450
Credit Suisse First Boston Mortgage Securities Corp	2/15/2038		1,790,470	1,841,696
Credit Suisse Commercial Mortgage Trust Series 2006-C1	2/15/2039		1,050,000	1,131,270
Daimler Finance North America LLC	9/15/2016		350,000	361,935
Daimler Finance North America LLC	1/11/2016		450,000	450,320
City of Dallas TX	2/15/2017		775,000	774,272
Dayton Metro Library	12/1/2017		600,000	587,358
Denton Independent School District	8/15/2016		635,000	648,538
Des Moines Area Community College	6/1/2016		340,000	348,408
Walt Disney Co/The	9/15/2016		1,700,000	1,908,692
EI du Pont de Nemours & Co	1/15/2016		1,500,000	1,530,600
Township of Dundee IL	12/1/2015		1,000,000	998,730
Ecolab Inc	2/15/2015		750,000	783,008
EdLinc Student Loan Funding Trust 2012-1	9/25/2030		1,076,366	1,087,355
Edsouth Indenture No 4 LLC	2/26/2029		1,112,426	1,110,468
Extended Stay America Trust 2013-ESH	12/5/2031		1,200,000	1,201,776
Extended Stay America Trust 2013-ESH	12/5/2031		1,200,000	1,176,360
Freddie Mac Non Gold Pool	10/1/2035		427,635	451,993
Freddie Mac Gold Pool	7/1/2026		573,473	606,981
Freddie Mac Non Gold Pool	5/1/2041		1,258,718	1,312,327
Freddie Mac Gold Pool	10/1/2027		852,986	861,951
Freddie Mac Non Gold Pool	10/1/2043		1,194,062	1,205,441
Freddie Mac Non Gold Pool	1/1/2043		845,628	858,709
Freddie Mac Non Gold Pool	11/1/2043		1,197,431	1,217,153
Federal Farm Credit Banks	4/17/2014		750,000	755,453
Federal Home Loan Banks	8/13/2014		1,000,000	1,033,290
Mortgage-Linked Amortizing Notes	1/15/2022		475,516	478,973
Fannie Mae REMICS	5/25/2038		1,565,396	1,596,547
Fannie Mae REMICS	1/25/2027		1,398,861	1,415,046
Fannie Mae REMICS	3/25/2030		1,528,133	1,549,023
Fannie Mae REMICS	10/25/2040		1,360,083	1,308,291
Fannie Mae-Aces	11/25/2015		4,555,996	4,573,172
FNA 2012 – M14 ASQ2	2/25/2017		1,200,000	1,194,168
Fannie Mae-Aces	11/25/2016		4,655,435	4,669,867
Fannie Mae-Aces	2/25/2016		1,099,604	1,106,191
Freddie Mac REMICS	9/15/2028		2,336,410	2,433,908
Freddie Mac REMICS	3/15/2028		2,382,424	2,499,615
Freddie Mac REMICS	10/15/2027		1,695,939	1,750,057
Freddie Mac REMICS	4/15/2040		1,222,330	1,262,166
Freddie Mac REMICS	3/15/2026		1,312,690	1,353,948

(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2013

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Freddie Mac REMICS	3/15/2040		1,293,434	$1,262,934
Freddie Mac REMICS	12/15/2040		1,016,280	1,017,540
Freddie Mac REMICS	6/15/2041		2,265,828	2,149,613
Fannie Mae Pool	9/1/2018		2,500,000	2,601,925
Fannie Mae REMIC Trust 2004-W3	5/25/2034		865,422	937,962
Federal National Mortgage Association	3/13/2014		750,000	753,870
Fannie Mae Pool	7/1/2034		315,621	336,136
Fannie Mae Pool	1/1/2037		176,089	182,011
Fannie Mae Pool	8/1/2037		1,998,777	2,154,141
Fannie Mae Pool	11/1/2038		1,927,939	2,125,495
Fannie Mae Pool	1/1/2023		1,970,726	2,012,052
Fannie Mae Pool	9/1/2022		916,540	935,733
Fannie Mae Pool	10/1/2022		2,795,378	2,853,914
Fannie Mae Pool	11/1/2022		1,924,426	1,935,203
Fannie Mae Pool	1/1/2023		3,936,714	4,019,267
Fannie Mae Pool	7/1/2023		2,233,048	2,279,764
Fifth Third Auto Trust 2013-A	9/15/2017		600,000	598,716
Ford Credit Auto Lease Trust 2013-A	3/15/2016		1,425,000	1,424,957
Ford Credit Auto Owner Trust 2013-B	10/15/2017		1,200,000	1,201,404
Ford Credit Auto Owner Trust 2013-D	4/15/2018		1,000,000	998,480
GEDFT 2012-4 A	10/20/2015		1,175,000	1,175,964
GE Equipment Transportation LLC Series 2013-1	11/24/2015		1,157,428	1,156,942
GE Equipment Transportation LLC Series 2012-2	7/25/2016		1,200,000	1,199,904
GS Mortgage Securities Corp II	2/10/2046		718,478	714,031
GS Mortgage Securities Trust 2012-GCJ7	5/10/2045		692,376	694,488
Ginnie Mae II pool	6/20/2058		1,892,978	1,924,817
Ginnie Mae II pool	10/20/2039		612,476	641,256
Ginnie Mae II pool	11/20/2039		666,688	701,109
GS Mortgage Securities Trust 2006-GG8	11/10/2039		1,040,000	1,140,339
Ginnie Mae II pool	9/20/2059		1,390,484	1,501,973
Ginnie Mae II pool	12/20/2059		1,157,821	1,270,616
Ginnie Mae II pool	4/20/2060		1,164,876	1,294,923
Ginnie Mae II pool	9/20/2060		1,401,632	1,524,247
Ginnie Mae II pool	5/20/2059		1,388,771	1,485,245
General Electric Capital Corp	1/9/2017		500,000	521,985
General Electric Capital Corp	7/12/2016		500,000	503,510
General Mills Inc	3/17/2015		650,000	685,341
Goldman Sachs Group Inc/The	1/22/2018		800,000	803,040
Government National Mortgage Association	10/16/2029		191,733	191,856
HSBC USA Inc	1/16/2018		450,000	443,727
Harley Davidson Motorcycle Trust 2013-1	7/15/2016		1,075,000	1,073,173
Hays Consolidated Independent School District	8/15/2016		600,000	643,626
Hilton USA Trust 2013-HLF	11/5/2030		1,245,000	1,246,245
Honda Auto Receivables 2012-4 Owner Trust	8/18/2016		1,550,000	1,551,535
Honda Auto Receivables 2013-2 Owner Trust	2/16/2017		925,000	924,704
HSBC Bank PLC	5/15/2018		600,000	585,882
Hyundai Auto Receivables Trust 2013-C	2/15/2018		1,000,000	1,005,820
Hyundai Auto Lease Securitization Tr	6/15/2016		600,000	600,384
Indiana University	8/1/2016		600,000	598,188
JPMorgan Chase & Co	3/1/2016		1,000,000	1,048,850
JP Morgan Chase Commercial Mortgage Securities Trust 2006-LDP7	4/15/2045		1,000,000	1,091,640
JP Morgan Chase Commercial Mortgage Securities Corp	12/15/2047		1,038,264	1,030,103
Jackson County School District No 6 Central Point	6/15/2017		500,000	490,720
John Deere Owner Trust 2013-A	3/15/2017		1,225,000	1,225,551
Kentucky Higher Education Student Loan Corp	6/1/2026		1,079,574	1,068,271
Kimco Realty Corp	2/1/2018		500,000	537,975
County of King WA	12/1/2016		345,000	363,564
LB-UBS Commercial Mortgage Trust 2006-C6	9/15/2039		1,175,000	1,281,690
LB-UBS Commercial Mortgage Trust 2006-C1	2/15/2031		1,075,000	1,148,143
Liberty Property LP	10/1/2017		750,000	858,848
M&T Bank Auto Receivables Trust 2013-1	11/15/2017		1,000,000	1,005,860
Marathon Oil Corp	3/15/2018		735,000	836,342
MassMutual Global Funding II	9/28/2015		1,476,000	1,518,391
Mercedes-Benz Auto Lease Trust 2013-A	2/15/2016		1,200,000	1,200,732
Micron Semiconductor Asia Pte Ltd	1/15/2019		1,555,000	1,549,573
MidAmerican Energy Co	10/1/2014		400,000	412,504
Missouri Higher Education Loan Authority	8/27/2029		976,013	981,332
Missouri Higher Ed Loan Authority	1/26/2026		950,062	949,786
Morgan Stanley BAML Trust	2/15/2046		1,090,168	1,083,692

(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2013

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Morgan Stanley Capital I Trust 2006-HQ9	7/12/2044		1,168,712	$1,285,887
Morgan Stanley Bank of America Merrill Lynch Trust 2012-C6	11/15/2045		876,541	872,307
NCUA Guaranteed Notes Trust 2010-R2	11/6/2017		999,070	1,000,319
NCUA Guaranteed Notes Trust 2010-C1	10/29/2020		1,683,324	1,695,965
Nevada Power Co	8/1/2018		805,000	953,160
New York Life Global Funding	1/2/2019		400,000	395,564
State of New York	3/1/2018		440,000	470,149
New York State Dormitory Authority	2/15/2016		550,000	547,740
Nissan Auto Receivables 2013-A Owner Trust	1/15/2016		1,200,000	1,199,364
Norfolk Southern Corp	4/1/2018		700,000	797,524
North Carolina State Ed Assistance Auth	1/25/2021		130,128	130,003
North Orange County Community College District/CA	8/1/2016		500,000	498,400
Northstar Education Finance Inc	12/26/2031		1,032,348	1,030,634
State of Ohio	5/1/2017		475,000	492,741
Oracle Corp	10/15/2017		440,000	432,986
Oracle Corp	1/15/2019		160,000	161,432
State of Oregon	8/1/2018		625,000	609,113
Pennsylvania Higher Ed Assistance	4/25/2030		807,004	805,899
PNC Funding Corp	6/10/2014		1,360,000	1,389,974
PNC Funding Corp	5/19/2014		816,000	824,274
Plano Independent School District	2/15/2017		700,000	734,307
Porsche Innovative Lease Owner Trust 2012-1	12/21/2015		1,175,000	1,174,260
Procter & Gamble Co/The	2/15/2015		800,000	826,472
Ridgewood Board of Education	10/1/2015		500,000	500,095
Royal Bank of Canada	10/30/2015		415,000	416,025
Royal Bank of Canada	7/20/2016		800,000	827,024
SABMiller PLC	7/1/2016		670,000	755,867
St Charles School District	3/1/2018		800,000	859,760
Santander Drive Auto Receivables Tr	9/15/2017		1,100,000	1,100,286
Santander Drive Auto Receivables Tr	6/15/2015		1,200,000	1,199,184
Santander Drive Auto Receivables Tr	9/15/2016		943,455	943,153
Schlumberger Investment SA	9/14/2016		530,000	540,733
Shell International Finance BV	11/15/2016		540,000	539,930
South Carolina Student Loan Corp	8/25/2034		1,074,094	1,058,401
Southern California Edison Co	1/15/2016		670,000	725,302
Sun Prairie Area School District/WI	3/1/2016		450,000	447,422
Toronto-Dominion Bank/The	3/13/2017		1,675,000	1,692,923
Total Capital International SA	6/28/2017		1,300,000	1,300,273
Toyota Auto Receivables 2013-A Owner Trust	1/17/2017		1,200,000	1,199,964
Toyota Auto Receivables 2013-B Owner Trust	7/17/2017		1,000,000	1,004,650
United States Treasury Bill	10/16/2014		13,000,000	12,992,460
United States Treasury Note/Bond	9/30/2018		2,925,000	2,889,344
United States Treasury Inflation Indexed Bonds	4/15/2018		4,596,000	4,735,928
United States Treasury Note/Bond	11/15/2016		2,600,000	2,592,070
University of Michigan	4/1/2017		520,000	537,576
Verizon Communications Inc	11/3/2014		500,000	502,915
Verizon Communications Inc	9/15/2016		560,000	579,062
Volvo Financial Equipment LLC Series 2013-1	3/15/2017		600,000	599,502
State of Wisconsin	5/1/2016		250,000	249,810
World Omni Auto Receivables Trust 2012-B	6/15/2017		1,200,000	1,201,524
World Omni Auto Receivables Trust 2013-A	4/16/2018		1,450,000	1,449,522
Wells Fargo Short Term Investment Fund S			32,449,763	32,449,763

				259,696,947

Total synthetic investment contracts				349,370,622

(Continued)

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2013

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Guaranteed investment contracts:
Metropolitan Life Insurance Company, Contract 32495, 1.85%	4/25/2014			$6,076,418
Metropolitan Life Insurance Company, Contract 32550, 1.10%	9/30/2014			10,316,281
New York Life Insurance Company, Contract #GA-34350, 1.19%	12/24/2014			3,064,710

Total guaranteed investment contracts				19,457,409

Other				23,748

Total investments				1,614,835,969
* Notes receivable from participants (1,374 loans with interest rates ranging from 4.25% to 9.25% and maturity dates ranging from 1/3/2014 – 12/9/2028).				13,388,971

Total assets				$1,628,224,940

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and therefore, is not included.

See accompanying independent auditors’ report.